FOR IMMEDIATE RELEASE

NovaDel Reports First Fiscal Quarter Results
•	Completes pre-IND meetings with the FDA for two products
•	IND filed for ondansetron (Zensana™) by partner Hana Biosciences
•	Addition of Chief Operating Officer who will assume the positions of President and CEO on December 23, 2005

Flemington, NJ, December 15, 2005 – NovaDel Pharma Inc. (AMX: NVD) reported results for its first fiscal quarter ended October 31, 2005.

For the three months ended October 31, 2005, the net loss was $2.6 million, or six cents per share, compared to a net loss of $2.3 million, or seven cents per share, in the same period last year. Increased research and development expenses in the first quarter of fiscal 2006 were driven by expenditures related to the commercialization of the company’s product pipeline. General and administrative expenses also increased for the three-month period, primarily related to $0.3 million of stock compensation charges that the company is required to recognize beginning in FY 2006 associated with the adoption of FASB Statement No. 123R “Share-Based Payment”. In prior periods, such expense was not recorded in the income statement, but was instead reflected in the footnotes to the financial statements. Cash, cash equivalents and investment securities as of October 31, 2005 were $5.1 million.

Recent Company highlights include:

•	Appointed a new Chief Operating Officer, Jan Egberts, M.D., who will succeed Gary Shangold, M.D. as President and Chief Executive Officer effective as of December 23, 2005.
•	Completed two pre-IND meetings with the FDA, for: (i) sumatriptan (Imitrex®); and (ii) zolpidem (Ambien®).
•	IND filed for ondansetron (Zensana™) by the Company’s partner, Hana Biosciences.
•	Completed build-out of laboratory facility in Flemington, New Jersey, allowing consolidation of personnel into one facility and elimination of redundant facility.

“I’m very pleased to assume the leadership role at NovaDel as we look forward to continued progress in 2006. We are particularly looking forward to the approval of our first product, NitroMist™ (nitroglycerin lingual aerosol), which earlier this year received an Approvable Letter from the FDA, and to its marketing launch in the second half of 2006. In addition, we expect to have three products in clinical development in 2006, including the ondansetron spray from our partner Hana Biosciences, which they anticipate launching under the trade name Zensana™ in 2007,” stated Dr. Egberts. “Separately, I would like to thank Gary Shangold for his contributions over the last three years, as his leadership has set the stage for our continued success.”

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.
Zensana™ is a pending trademark of Hana Biosciences, Inc.
Ambien® is a registered trademark of Sanofi-Aventis.
Imitrex® is a registered trademark of GlaxoSmithKline, Inc.

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.:	Investor Contact:
Michael Spicer	John Nesbett
Chief Financial Officer	The Investor Relations Group
(908) 782-3431 ext. 2550	(212) 825-3210